Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2015, with respect to the consolidated financial statements of First Guaranty Bancshares, Inc. included in this Pre-Effective Amendment No. 6 to the Registration Statement (Form S-1) and related Prospectus of First Guaranty Bancshares, Inc. for the registration of shares of its common stock.

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana

October 23, 2015